Exhibit 10.7

26 October 2023

Société des Produits Nestlé S.A. (formerly named NESTEC S.A.)

55, Avenue Nestlé

CH-1800 Vevey

Switzerland

Attn:	Claudio Kuoni

General Counsel of Nestlé Health Science

Re:	Termination of the Development Collaboration and License Agreement

Dear Mr. Kuoni:

Reference is made herein to that certain Development Collaboration and License Agreement, dated 27 May 2016, as amended (the “Agreement”), by and between NESTEC S.A. (“NESTEC”) and DBV TECHNOLOGIES S.A. (“DBV”). Capitalized terms used in herein not otherwise defined shall have the meanings given to them in the Agreement.

NESTEC and DBV entered into the Agreement to establish a collaboration whereby DBV would develop a diagnostic test for CMPA using DBV’s proprietary Viaskin™ Technology, and NESTEC would receive a license to commercialize such diagnostic product. Through no fault of either party, and after both parties having used Commercially Reasonable Efforts to pursue the development and commercialization of a diagnostic test for CMPA, the parties desire to cease all activities under the Agreement, including, without limitation, all Development activities, and the parties desire to terminate the Agreement in its entirety in accordance with the terms of this letter (this “Letter”), effective as of the last date of signature hereof, (the “Effective Date”).

Notwithstanding anything to the contrary in Section 15, NESTEC and DBV hereby agree to terminate the Agreement effective as of the Effective Date, subject to the orderly completion of any necessary wind-down activities related to the MAG1C study. Each party shall remain responsible for its own costs and expenses related to its respective wind-down activities. For the sake of clarity, any and all licenses and sublicenses, granted by either party to the other party under the Agreement, including, without limitation, any licenses to intellectual property, are hereby immediately revoked and terminated in accordance with Section 15.3.3(a) of the Agreement. Furthermore, no intellectual property of either party, including, without limitation, either party’s Know-How and Patents, is, or is intended to be, transferred, assigned, or conveyed by operation of this Letter.

NESTEC acknowledges that DBV deems the Agreement to be a “material definitive agreement” for purposes of appliable U.S. securities laws and that DBV is required to publicly disclose (through filings with the U.S. Securities and Exchange Commission (“SEC”), press release, or as otherwise determined necessary by DBV) the termination of the Agreement in compliance with applicable U.S. securities laws. Notwithstanding anything to the contrary in the Agreement, NESTEC hereby consents to DBV’s public disclosure of the termination of this Agreement, as of the Effective Date of this Letter, through SEC filing, press release, or as otherwise determined necessary by DBV to comply with applicable U.S. securities laws. DBV will consult with NESTEC before making any such public disclosure.

NESTEC and DBV each hereby knowingly, voluntarily, irrevocably, unconditionally, and absolutely fully, finally, and forever generally release, waive, quitclaim, and discharge the other party, and any parent, subsidiary, affiliate, predecessor, successor, and their respective directors, managers, officers, principals, employees, agents, contractors, shareholders, owners, partners and representatives, whether past or present (the “Released Parties”), from or for any and all claims, causes of action, demands, suits, liabilities, damages, costs, expenses, attorneys’ fees, and losses of every kind, nature, and description, whether known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, at law or in equity, which NESTEC or DBV has or may hereafter have or claim to have had arising out of or related in any way to the Agreement or any other business dealing between NESTEC and DBV arising from or in connection with the Agreement (collectively, the “Claims”). NESTEC and DBV each further agree not to commence or participate in, and to take all actions necessary to opt out of, any Claims against the Released Parties. NESTEC and DBV each further declare and represent that they intend this release to be complete and not subject to any claim of mistake, and that such release herein expresses the full and complete release and NESTEC and DBV each intend such release to be final and complete. The release of the Claims set forth in this Letter may be pled by either party as a full and complete defense to, and may be used as a basis for injunctive relief against, any action that may be prosecuted, instituted, or attempted by the other party in breach hereof. The release set forth herein shall be effective upon the last date of signature of this Letter. This Letter shall in no event be construed as or deemed to be evidence of an admission or concession on the part of either party of any claim or any fault or liability for damages whatsoever. This Letter may not be introduced into evidence in any proceeding by any person or entity, nor may it be used in support of or for the prosecution of any cause of against either NESTEC or DBV, except solely for the purpose of enforcing the terms and conditions hereof.

Each party represents and warrants to the other party other that the individual signing for and on behalf of it has complete and full authority to act on such party’s behalf and has the authority to bind all other persons or entities with any right, title, or interest in that party’s Claims.

This Letter, together with the Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter herein, and shall supersede all oral negotiations with prior writings with respect thereto. This Letter may be amended, modified, or supplemented only by a written instrument signed by both parties. None of the rights or obligations of either party arising hereunder may be assigned without the prior written consent of the other party and any such assignment absent such prior written consent shall be void ab initio and shall be of no force or effect. This Letter shall be binding upon, and shall inure to the benefit of, the parties, their heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF, NESTEC and DBV have executed this Letter as of the last date of signature hereof.

Société des Produits Nestlé S.A.		DBV TECHNOLOGIES S.A.

By:	/s/ Claudio Kuoni	By:	/s/ Michele Robertson
Name:	Claudio Kuoni	Name:	Michele Robertson
Title:	General Counsel	Title:	Chief Legal Officer
Date:	27 October 2023	Date:	30 October 2023

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